Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Wisconsin Energy Corporation of our report dated March 2, 2015, relating to the financial statements and financial statement schedules of Integrys Energy Group, Inc., appearing in the Current Report on Form 8-K of Wisconsin Energy Corporation dated May 22, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
May 29, 2015